Exhibit (h)(1)(q)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of June 30, 2011, is Exhibit A to that certain Transfer Agency Services Agreement dated as of August 1, 2001 by and among BNY Mellon Investment Servicing (US) Inc., Pacific Life Insurance Company and Pacific Life Funds.
PORTFOLIOS
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Large-Cap Value Fund

PL Comstock Fund
PL Mid-Cap Growth Fund
PL Small-Cap Growth Fund
PL Real Estate Fund
PL Floating Rate Loan Fund
PL Income Fund
PL Floating Rate Income Fund
     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be executed as of the day and year first above written.
BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Susan M. Frasu
Name:	Susan M. Frasu
Title:	Managing Director
Agreed and Accepted:

PACIFIC LIFE INSURANCE COMPANY	PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa	Name:	Howard T. Hirakawa
Title:	Vice President	Title:	Vice President

By:	/s/ Jane M. Guon	By:	/s/ Jane M. Guon
Name:	Jane M. Guon	Name:	Jane M. Guon
Title:	VP & Secretary	Title:	VP & Secretary